Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS
FOR
WIND WORKS POWER CORP.

INTRODUCTION

         Wind Works Power Corp. (the "COMPANY") is committed to the highest standards of legal and ethical conduct. This Code of Business Conduct and Ethics (the "CODE") sets forth the Company's policies with respect to the way we conduct ourselves individually and operate our business. The provisions of this Code are designed to deter wrongdoing and to promote honest and ethical conduct among our employees, officers and directors.

         In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with fellow employees of the Company, with customers, or with other parties such as government entities or members of our community. In achieving the high ground of ethical behavior, compliance with governmental laws is not enough. Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner. This Code provides clear rules to assist our employees, directors and officers in taking the proper actions when faced with an ethical dilemma.

         The reputation of the Company is our greatest asset and its value relies on the character of its employees. In order to protect this asset, the Company will not tolerate unethical behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 10 and 11 of this Code.

         This Code applies equally to all employees, officers and directors of the Company. All references to employees contained in this Code should be understood as referring to officers and directors as well.

1.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

         Company policy requires that the Company, as well as all employees, officers and directors of the Company, comply fully with both the spirit and the letter of all laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees, officers and directors are urged to seek clarification from their supervisor, the appropriate compliance official or the Company’s chief executive officer.  See Section 11 for contact information. Beyond mere compliance with the law, we should always conduct our business with the highest standards of honesty and integrity - wherever we operate.

2.       CONFLICTS OF INTEREST.

         Every employee has a primary business responsibility to the Company and must avoid conflicts of interest. A conflict of interest arises when an employee takes actions or enters into relationships that oppose the interests of the Company, harm the Company's reputation or interfere with the employee's performance or independent judgment when carrying out any actions on behalf of the Company. The Company strictly prohibits its employees from taking any action or entering into any relationship, personal or professional that creates, or even appears to create, a conflict of interest.

         A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Employees must be sensitive to potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

        Directors, officers and employees must notify the Chief Executive Officer of the existence of any actual or potential conflict of interest. With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. With respect to all other employees or agents, the Chief Executive Officer, acting alone, or the Board may make such a determination Any waivers of this policy as to an officer or director may only be approved by the Board of Directors.

         Any employee, officer or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest in violation of this section must inform the appropriate personnel in accordance with the procedures set forth in Section 12 of this Code. If an employee has any questions regarding the Company's policy on conflicts of interest or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Chief Executive Officer.

3.       CORPORATE OPPORTUNITIES.

         Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, Company information or their position in the Company. Furthermore, employees may not use Company property, information or influence or their position in the Company for improper personal gain. Finally, employees have a duty to advance the Company's legitimate interests when the opportunity to do so arises. Consequently, employees are not permitted to compete with the Company.

4.       CONFIDENTIALITY.

         Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Company or required by applicable laws or regulations. Confidential information includes proprietary information of the Company, as well as all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This confidentiality is in addition to any other obligations imposed by the Company to keep information confidential.

5.       INSIDER TRADING.

         Employees, officers and directors will frequently become aware of confidential non-public information concerning the Company and the parties with which the Company does business.
As set forth in more detail in the Company's Insider Trading Policy, the Company prohibits employees from using such confidential information for personal financial gain, such as for purposes of stock trading, or for any other purpose other than the conduct of our business. Employees must maintain the confidentiality of such information and may not make disclosures to third parties, including members of the employee's family. All non-public information about the Company should be treated as confidential information. To use non-public information for personal financial benefit or to "tip" others who may make stock trades on the basis of this information is not only unethical but also illegal. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their employment by the Company. In addition to possible legal sanctions, any employee, officer or director found to be in violation of the Company's insider trading policy will face decisive disciplinary action. Employees are encouraged to contact the Company's Chief Executive Officer with any questions concerning this policy.

6.       PROTECTION AND PROPER USE OF COMPANY ASSETS.

         All Company assets should be used for legitimate business purposes and all employees, officers and directors must make all reasonable efforts to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability and must therefore be avoided. The suspected occurrence of fraud or theft should be immediately reported to the appropriate person in accordance with the procedures set forth in Section 11 of this Code.

         An employee's obligation to protect the Company's assets extends to the Company's proprietary information. Proprietary information includes intellectual property such as patents, trademarks, copyrights and trade secrets. An employee who uses or distributes such proprietary information without the Company's authorization will be subject to disciplinary measures as well as potential legal sanctions.

7.       FAIR DEALING.

         Although the success of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided.  Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

8.       DISCLOSURES.

         It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Employees shall endeavor in good faith to assist the Company in such efforts.

9.       WAIVERS.

         The Company expects all employees, officers and directors to comply with the provisions of this Code. Any waiver of this Code for executive officers, directors or employees may be made only by the Board of Directors or a Board committee and will be promptly disclosed to the public as required by law and stock exchange regulations.

10.      COMPLIANCE GUIDELINES AND RESOURCES.

         In some situations, our employees may not be certain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee's own acts or the employee's duty to report the unethical acts of another. When faced with this uncertainty, the employee should carefully analyze the situation and make use of Company resources when determining the proper course of action. The Company also encourages employees to talk to their supervisors, or other personnel identified below, when in doubt about the best course of action.

         1. GATHER ALL THE FACTS. Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor, or the Chief Executive Officer.

         2. IS THE ACTION ILLEGAL OR CONTRARY TO POLICY? If the action is illegal or contrary to the provision of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 12.

         3. DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. It is your supervisor's duty to assist employees in complying with this Code. Feel free to discuss a situation that raises ethical issues with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance.

         4. ADDITIONAL RESOURCES. The Chief Executive Officer is available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor. If you prefer, you may request assistance in writing by sending a request to the Chief Executive Officer.

11.     REPORTING PROCEDURES.

         All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         If you believe that the Code has been violated by an EMPLOYEE you must promptly report the violation to your direct supervisor or the Chief Executive Officer. If a report is made to a supervisor, the supervisor must in turn report the violation to the Chief Executive Officer. All violations by an OFFICER OR DIRECTOR of the Company must be reported directly to the entire Board of Directors.

12.    CONTACT INFORMATION

         Reports may be made in person, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. The contact information is as follows:

Ingo Stuckmann, CEO
Wind Works Power Corp.
346 Waverley Street
Ottawa, Ontario  K2P OW5
(613)226-7883

13.    DISCIPLINARY ACTION.

         Employees, officers and directors of the Company will be held accountable for adherence to this Code. The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee's history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee's indifference, deliberate ignorance or reckless conduct. All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.

14.     NO RIGHTS CREATED.

         This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's officers, directors and employees in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, supplier, competitor, shareholder or any other person or entity.

WIND WORKS POWER CORP.
STATEMENT OF COMPANY POLICY
INSIDER TRADING

TO:	ALL EMPLOYEES, OFFICERS AND DIRECTORS

FROM:	INGO STUCKMANN, CHIEF CUTIVE OFFICER

DATE:	FEBRUARY 19, 2010

RE:	STATEMENT OF COMPANY POLICY ON SECURITIES TRADES BY COMPANY PERSONNEL

INTRODUCTION

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (or "tip") material,  nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as "insider trading." Potential penalties for insider trading violations include imprisonment for up to 10 years (25 years if it constitutes fraud), civil fines of up to three times the profit gained or loss avoided through the trade, and criminal fines of up to $1 million. In addition, a company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's insider trading violations.

This memorandum sets forth  the policy of Wind Works Power Corp. (“Wind Works ”) policy against  insider trading. The objective of this policy is to protect both you and Wind Works from securities law violations. ALL DIRECTORS, OFFICERS AND EMPLOYEES OF WIND WORKS OR ITS SUBSIDIARIES MUST COMPLY WITH THIS POLICY.

Employees are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this policy.  Please contact our   chief executive officer at our corporate headquarters for additional information.

GENERAL STATEMENT

WIND WORKS’  POLICY, APPLICABLE TO ALL DIRECTORS, OFFICERS AND  EMPLOYEES, PROHIBITS TRADING, AND TIPPING OTHERS WHO MAY TRADE, WHEN YOU ARE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION.

WHAT INFORMATION IS MATERIAL?

All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company's securities is almost always material. Examples of some types of material information are:

o  financial results or expectations for the quarter or the year
o  financial forecasts
o  changes in dividends
o  possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies
o major mineral findings
o obtaining or losing major mineral rights
o identifying proven reserves
o major financing developments
o major personnel changes
o major litigation developments

WHAT IS NONPUBLIC INFORMATION?

Information is considered to be nonpublic unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until the second business day after public disclosure.

WHAT TRANSACTIONS ARE PROHIBITED?

When you know material, nonpublic information about Wind Works you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

o trading in our company's securities (including trading in puts and calls for our securities)

o having others trade for you in our securities

o disclosing the information to anyone else who might then trade

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, nonpublic information.

Although it is most likely that any material, nonpublic information you might learn would be about Wind Works or its subsidiaries (if applicable), these prohibitions also apply to trading in the securities of ANY company (such as a potential merger partner) about which you learn material, nonpublic information through your employment with Wind Works.

UNAUTHORIZED DISCLOSURE

As discussed above, the disclosure of material, nonpublic information to others can lead to significant legal difficulties. Therefore, you should not discuss material, nonpublic information about Wind Works  or its affiliates or subsidiaries with anyone, including other employees, family or friends, except as required in the performance of your regular duties.

No employee of Wind Works is permitted to discuss confidential financial or business information regarding Wind Works, either in his or her own name or anonymously, and whether from the office or outside the office, on any Internet "chat" site or message board.

QUESTIONS ABOUT THIS POLICY

Compliance by all employees with this policy is of the utmost importance both for you and for Wind Works. If you have any questions about the application of this policy to any particular case, please contact our chief executive officer immediately.

YOUR FAILURE TO OBSERVE THIS POLICY COULD LEAD TO SIGNIFICANT LEGAL PROBLEMS FOR YOU AND THE COMPANY, AS WELL AS OTHER SERIOUS CONSEQUENCES, INCLUDING TERMINATION OF YOUR EMPLOYMENT.

CERTIFICATIONS

All employees must certify their understanding of and intent to comply with this Policy Statement. A copy of the certification that all employees (other than executive officers) must sign is enclosed with this memorandum. Directors and executive officers are subject to additional restrictions on their transactions in Company securities.

CERTIFICATIONS

I certify that:

1. I have read and understand the Company's Code of Business Conduct and Ethics and Statement of Policy regarding Securities Trades by Company Personnel. I understand that  the Chief Executive Officer is  available to answer to any questions I have regarding the Statement of Policy.

2. Since  such time as I have been an employee of the Company, I have complied with the Code of Business Conduct and Ethics and Statement of Policy.

3. I will continue to comply with the Code of Business Conduct and Ethics and Statement of Policy for as long as I am subject to the policy.

                  Signature: ________________________

                  Date: ____________________________

                  Print name: _______________________